Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of U.S. Geothermal Inc. of our report dated February 16, 2009 relating to the financial statements of Raft River Energy I, LLC, which appears in the Annual Report on Form 10-K (Amendment No. 1) of U.S. Geothermal Inc for the year ended March 31, 2009.

Portland, Oregon
January 19, 2010